EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT effective as of September 10, 2003 (the "Effective Date") between Cone Mills Corporation, a North Carolina corporation (the "Company"), and Terry L. Weatherford (the "Executive").

                  WHEREAS, the Executive is presently employed as the Vice President Corporate Human Resources of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company; and

                  WHEREAS, the Company desires to secure the services of the Executive for the future;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

          1. Definitions. In addition to the other terms defined in this Employment Agreement, the following terms shall have the definitions indicated:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Change in Control" means the occurrence of any one of the following events without the approval of a majority of the Continuing Directors:

               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner (as defined in Exchange Act Rules 13d-3 and 13d-5, except that for purposes of this paragraph (i) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly) of more than 20% of the total voting power of the Company's Voting Stock. For purposes of this clause (i), such person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the parent entity's Voting Stock;

               (ii) Continuing Directors cease for any reason to constitute a majority of the Board then in office;

               (iii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, other than a transaction following which the holders of securities that represented 100% of the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, at least a majority of the aggregate voting power of the Voting Stock of the surviving person immediately after such transaction in substantially the same proportion that such holders held the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction; or

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               (iv) the sale of all or substantially all of the Company's assets to another person.

          (c) "Continuing Directors" means (i) the members of the Board in office on the Effective Date, and (ii) any successor to any such member (or any other member of the Board meeting the criteria of this clause (ii)) who after the Effective Date (x) is nominated or elected to membership on the Board by a majority of the Continuing Directors in office at the time of such nomination or election, and (y) is not an "affiliate" or "associate" (as defined in Regulation 12B under the Exchange Act) of any person who is then a beneficial owner, directly or indirectly, of securities representing 5% or more of the combined voting power of the Company's Voting Stock.

          (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (e) "for cause" means (i) the commission by the Executive of a willful or grossly negligent act in the performance of his obligations under this Employment Agreement which causes material harm to the Company, its subsidiaries or affiliates, (ii) the commission by the Executive of any fraud, misappropriation, embezzlement or like act of dishonesty which causes material harm to the Company, its subsidiaries or affiliates, (iii) the Executive's willful disregard of his obligations under this Employment Agreement, or (iv) the Executive being convicted of, or pleading guilty or no contest to, a felony or other crime having as its predicate element fraud, dishonesty or misappropriation; provided, however, that in the case of clauses (i), (ii) or
(iii) above, the Executive shall have received written notice of such proposed termination (which notice shall state the provision(s) of this Employment Agreement pursuant to which such termination is being effected and a description of the facts supporting such termination) and the Executive shall not have cured the acts or omissions supporting such termination within fifteen (15) days after receiving such notice. For purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          (f) "good reason" means the occurrence of any of the following events:
(i) following a Change in Control, without the Executive's written consent, any change in the duties, responsibilities or status (including reporting responsibilities) of the Executive that is materially inconsistent with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material diminution of such duties, responsibilities or status); (ii) any other material breach of this Employment Agreement by the Company, which shall include, but not be limited to, any reduction by the Company of the Executive's rate of annual base salary or annual bonus opportunity (including any adverse change in the formula used to calculate such annual bonus); or (iii) a Change of Control.

          (g) "Voting Stock" of a person means all classes of capital stock or other interests, including partnership interests, of such person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, or trustee thereof.

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          2.  Employment.  The  Company  shall  employ  the  Executive,  and the
Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Employment Agreement for the period beginning on the date hereof and terminating on December 31, 2004 (the "Initial Term") and continuing thereafter until terminated as provided in Section 4 hereof (the Initial Term and any additional term is herein referred to as the "Employment Period"). The Executive shall be employed as Vice President Corporate Human Resources. The Executive shall perform his duties principally at the offices of the Company in Greensboro, North Carolina, with such travel to such other locations from time to time as the Board may reasonably prescribe.

          3. Compensation; Expenses; Benefits.

          (a) The Company shall pay to the Executive during the Employment Period a salary at the annual rate of $176,808, payable in accordance with the payroll policy of the Company as in effect from time to time. The Company may, in its sole discretion, increase (but it shall not, without the written consent of the Executive, decrease) the annual salary payable to the Executive for his services hereunder.

          (b) The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by him in the performance of his services under this Employment Agreement, upon presentation of expense statements or vouchers or other supporting information as the Company may reasonably require.

          (c) The Executive shall be eligible to receive bonus compensation from the Company in respect of each fiscal year of the Company (or portion thereof) occurring during the Employment Period.

          (d) The Executive may participate in all bonus, term life insurance, major medical, hospitalization, pension or retirement, 401(k), sickness or disability and other plans and benefits provided for executive employees of the Company generally, as in effect from time to time (together, the "Benefits"); provided, however, that at no time following a Change in Control shall the terms of the Executive's participation in such plans and the benefits provided to the Executive thereunder be less favorable to the Executive than the Benefits provided to the Executive immediately prior to such Change in Control (disregarding any changes to such participation or benefits made in anticipation of such Change in Control).

          (e) The Executive shall be entitled to not less than twenty (20) paid vacation days during each calendar year during the Employment Period.

          4. Termination. (a) During the Employment Period, the employment of the Executive and the obligations of the Company hereunder shall be (in the case of subparagraph (i) below) or may be (in the case of subparagraphs (ii) and
(iii) below) terminated by the Company on the occurrence of any one of the following events:

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               (i) The date of the death of the Executive.

               (ii) At least thirty (30) days after the date on which the Company shall have given the Executive written notice of termination of his employment hereunder by reason of his physical or mental incapacity on a permanent basis. The Executive shall be deemed to be physically or mentally incapacitated on a permanent basis if the Executive is determined by a physician reasonably acceptable to both parties to be unable, by reason of any physical or mental incapacity, for a period of 120 consecutive day or 180 days (whether or not consecutive) during any twelve month period to perform his duties and responsibilities hereunder.

               (iii) The date on which the Company shall have given the Executive written notice that the Executive has been terminated "for cause."

          (b) The Executive may terminate his employment without "good reason" at any time by giving the Company advance written notice at least thirty (30) days prior to the effective date of such termination.

          (c) The Executive may terminate his employment for "good reason" under the circumstances described in clause (ii) of Section 1(f) of this Employment Agreement at any time by giving written notice to the Company, identifying such termination as a termination by the Executive for "good reason." The Executive may terminate his employment for "good reason" under the circumstances described in clause (i) of Section 1(f) of this Employment Agreement at any time following a Change in Control by giving written notice to the Company, identifying such termination as a termination by the Executive for "good reason." The Executive may terminate his employment for "good reason" under the circumstances described in clause (iii) of Section 1(f) of this Employment Agreement by giving advance written notice not later than the date six (6) months following a Change in Control to the Company at least six (6) months prior to the effective date of such termination, identifying such termination as a termination by the Executive for "good reason." If the Executive is terminated under Section 4(d) of this Employment Agreement following a Change in Control, the Executive shall have the rights described in Section 4(e) hereof, as if the Executive had terminated his employment under this Section 4(c).

          (d) The Company may terminate the employment of the Executive other than "for cause" at any time by giving advance written notice to the Executive at least ninety (90) days, or upon such shorter period as the Company shall specify in the notice, prior to the effective date of such termination, but the Company shall remain obligated to make all payments and provide all benefits to the Executive provided by Sections 5(a) and (b); provided, however, that if the Company provides Executive with less than ninety (90) days advance written notice pursuant to this Section 4(d), the end of the period during which the Company shall be obligated to make payments and provide benefits to the Executive pursuant to Sections 5(a) and 5(b) shall be calculated as if the date of the Executive's termination was the date which is ninety (90) days following delivery of such notice.

          (e) In the event that the Executive's employment is terminated pursuant to Section 4(c) hereof, the Executive shall have the option (i) to give notice to the Company at any time after termination that he declines any payments and benefits that the Company is obligated to pay or provide the Executive thereafter under Sections 5(a) and (b) hereof and thereupon be released from any further obligation under this Employment Agreement, except for those obligations described in Sections 7, 8 and 9 hereof or (ii) to receive payments and benefits under Sections 5(a) and (b) hereof and thereupon be released from any further obligation under this Employment Agreement, except for those obligations described in Sections 7, 8 and 9 and except for those obligations described in Section 10 hereof as long as the Executive is actually receiving payments and benefits under Sections 5(a) and (b) hereof.

          (f) In the event that the Executive's employment is terminated pursuant to Section 4(d) hereof, the Executive shall thereupon be released from any further obligation under this Employment Agreement, except for those obligations described in Sections 7, 8 and 9 hereof, and except for those obligations described in Section 10 hereof as long as the Executive is receiving payments and benefits under Sections 5(a) and (b) hereof or is eligible to receive such payments and benefits and such payments and benefits are tendered by the Company.

          (g) In the event that the Executive's employment is terminated for any reason, (i) the Company shall promptly following such termination pay to the Executive any earned but unpaid salary and any accrued but unpaid bonuses in respect any fiscal year of the Company ending prior to the date of such termination, and (ii) any rights and benefits the Executive may have to the Benefits shall be determined in accordance with the terms of the employee plans and programs of the Company.

          5. Salary Continuation.

          (a) In the event that the Executive's employment is terminated pursuant to Section 4(c) or Section 4(d) of this Employment Agreement, whether during the Initial Term or thereafter, the Company shall continue to pay the Executive his salary, as in effect on the date of termination, according to the normal payroll policies of the Company, for a period of time equal to the greater of (i) the remainder of the Initial Term (if any) or (ii) six months from the date of such termination. In addition, the Executive shall receive annual bonus payments in respect of the period beginning on the first day of the fiscal year of the Company during which such termination occurs through the last date in respect of which the Executive receives salary continuation payments pursuant to this Section 5(a), payable at such times that the Company generally makes annual bonus payments to its executive employees, calculated in accordance with the methodology used immediately prior to such termination to calculate the Executive's annual bonuses, based on the performance of the Company during such period (pro rated to reflect any partial fiscal year of the Company during such period.)

          (b) During the period that the Executive  receives payments under this
Section 5, the Executive shall be entitled to all of the Benefits to the extent permitted by such benefit plans and applicable law; provided, however, that if the Executive is prohibited at any time from participating in any such benefit plan by the terms of such plan or applicable law, the Company shall make a payment to the Executive in an amount necessary to replicate the benefits to which the Executive would have been entitled but for such prohibition.

          (c) The Executive shall be under no obligation to attempt to mitigate the obligations of the Company hereunder by seeking other employment, nor will any income from any other source be offset against any amounts due hereunder.

          6. Acknowledgments. The Executive acknowledges that:

          (a) the Company's services are highly specialized;

          (b) the identity and particular needs of the Company's customers are not generally known in the Company's industry;

          (c) the Company has a proprietary interest in its customer lists; and

          (d) documents and other information regarding the Company's sales methods, pricing and costs as well as information pertaining to the Company's customers, including, but not limited to, identity, location, service requirements, and charges to the customers, are highly confidential and constitute trade secrets.

          7. Trade Secrets and Confidential Information. During the Employment Period, the Executive may have access to, and become familiar with, various trade secrets and confidential information belonging to the Company, including, but not limited to, the documents and information referred to in Sections 6(c) and 6(d) above and the New Discoveries (defined in Section 8 hereof). The Executive acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by the Company. During the Employment Period and thereafter, except as may be required of the Executive in the performance of the Executive's obligations under this Employment Agreement, the Executive agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than the Company or persons expressly designated by the Company. The duty of confidentiality required hereby will not apply to any information that (a) is, at the time of the disclosure, in the public domain or available to the public or enters the public domain at a later date by becoming available to the public through no fault of the Executive, (b) is required to be disclosed by law or court order, or (c) is disclosed by the Executive to his personal attorney.

          8. New Discoveries. The Executive agrees that:

          (a) The Company shall have the sole and exclusive right, title and interest in and to all discoveries, ideas, information, innovations, inventions, methods, processes, products, techniques, technologies, and improvements thereto and physical manifestations thereof (whether or not patentable or copyrightable) that are acquired, conceived, created, developed, or reduced to practice in whole or part by the Executive (either alone or with others) during the Employment Period (or during the Executive's employment with the Company prior to the date hereof) that (i) relate in any way to the business of the Company or
(ii) result in anyway from the performance by the Executive of duties and responsibilities as an employee of the Company ("New Discoveries"). The Executive shall promptly and fully disclose to the Company all New Discoveries and shall reduce such disclosures to writing at the request of the Company. Except to the extent expressly authorized in writing by the Company, the Executive shall treat all New Discoveries as confidential information under
Section 7 hereof.

          (b) The Executive shall, at the request of the Company and without further compensation, take all actions and execute all instruments reasonably requested by the Company to secure and perfect the Company's (or its assigns') sole and exclusive right, title, and interest in and to New Discoveries, including but not limited to the execution of instruments assigning to others designated by the Company all of the Executive's right, title, and interest in and to New Discoveries, and the provision of assistance in preparing applications, registration forms, and other documents relating to the acquisition or maintenance of copyrights and patents in the United States and other countries.

          (c) The provision of this Section 8 do not apply to inventions that qualify fully as inventions that cannot be required to be assigned under Section 66-57.1 of the North Carolina General Statutes.

          9. Documents. Except in the performance of his duties hereunder, the Executive shall not remove from the Company's office any of the Company's books, records, documents, or customer lists, or any copies of such books, records, documents, or customer lists for use outside of the Company's office, except as specifically authorized in writing by the Company.

          10.  Noncompetition.  Except as otherwise provided in Section 4(e) and
Section 4(f) of this Employment Agreement, the Executive agrees that:

          (a) During the Employment Period and for a period of one year thereafter (or such longer period as the Executive shall continue to receive payments under Section 5), the Executive shall not directly or indirectly, for the Executive's own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which he holds less than 2% of the outstanding shares) engage in any business or enterprise, anywhere in the United States or Mexico, that directly or indirectly competes with the Business (as defined below) of the Company, as it exists at the termination of the Employment Period. If the period of time, the geographical area or the scope of the Business specified under this Section 10 should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Employment Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

          (b) Without the prior written consent of the Company, the Executive shall not, directly or indirectly, until the first anniversary of the termination of the Employment Period (or until the Executive ceases to receive payments under Section 5, whichever is longer):

               (i) interfere with, disrupt or attempt to disrupt existing or any then existing relationship, contractual or otherwise, between the Company or its subsidiaries or affiliates and any of their customers, suppliers, clients, executives or employees, or

               (ii) employ, solicit for employment, attempt to employ or assist any other entity in employing or soliciting for employment any employee or executive who is at that time employed by the Company or its subsidiaries or affiliates, or induce or attempt to induce, any such employees or executives to discontinue services to the Company or its subsidiaries or affiliates.

          (c) As used herein, the term "Business" shall mean the business of producing, manufacturing, marketing and selling denims and woven jacquard fabrics, or other products manufactured, marketed or sold by the Company at the termination of the Employment Period, or marketing and providing fabric dyeing and printing services or any other services being offered by the Company at the termination of the Employment Period.

          (d) The covenants contained in this Section 10 shall inure to the benefit of the Company, any successor of the Company and each subsidiary of the Company.

          11. Remedies. The Executive acknowledges and agrees that the rights of the Company under Sections 7, 8, 9 and 10 of this Employment Agreement are of specialized and unique character and that immediate and irreparable damage will result to the Company if the Executive fails or refuses to perform the Executive's obligations under such provisions. Accordingly, notwithstanding any election by the Company to claim damages from the Executive as a result of such failure or refusal, the Company may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to compel performance by the Executive with the Executive's obligations under this Employment Agreement or to restrain any breach of this Employment Agreement by the Executive. In the event of any action, suit or arbitration proceeding arising out of or relating to this Employment Agreement or any breach or alleged breach hereof, the party prevailing in any such action, suit or proceeding shall be entitled to recover from the other party, in addition to all other damages recoverable, such reasonable attorneys fees and other reasonable expenses of the proceeding as the prevailing party may incur.

          12. Termination for Material Breach.

          (a) Upon any material breach by either party of this Employment Agreement, the other party shall be released from his or its obligations hereunder (except for the provisions of Sections 7, 8 or 9 hereof) and shall be entitled to all rights provided hereunder or by law with respect to such breach.

          (b) The Executive and the Company agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to either party upon breach of this Employment Agreement by the other. The
Executive  and the  Company  further  agree that the  damages  set forth in this
Section 12(b) are reasonable, and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Employment Agreement, and with due regard to future expectations.

          13. Arbitration. Any dispute or controversy arising between the parties to this Employment Agreement involving the interpretation or application of any provision of this Employment Agreement, or arising out of this Employment Agreement, shall be submitted to arbitration at Greensboro, North Carolina pursuant to the Commercial Rules (the "Rules") of the American Arbitration Association ("AAA") by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto no later than ten days after AAA notifies each party that a demand for arbitration has been filed (the "Arbitrator Designation Period"). In the event the Executive and the Company are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, employee, shareholder or affiliate of the Executive or the Company. The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorney's fees and expenses. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Guilford County, North Carolina.

          14. Miscellaneous.

          (a) The Company may withhold from amounts payable under this Employment Agreement any and all federal, state, and local taxes that are required to be withheld by any applicable laws and regulations. The Company may also withhold any amounts necessary pursuant to the benefit plans, policies, or arrangements of the Company or otherwise, in accordance with any applicable Company policies, laws and/or regulations.

          (b) This Employment Agreement contains the entire agreement between the Company and the Executive and supersedes all prior arrangements or understandings with respect to the Executive's terms of employment.

          (c) This Employment Agreement will be binding on any successor or assign of the Company, including without limitation any business, enterprise, person, firm, corporation, partnership, association or other entity acquiring (by purchase, merger or otherwise), directly or indirectly, the business and substantially all of the assets of the Company or of the subsidiaries of the Company; as a condition to any such assignment or acquisition, the Company shall cause any such successor or assign to expressly assume this Employment
Agreement; and, upon such assumption, the Company shall be released of all of its obligations under this Employment Agreement.

          (d) This Employment Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (e) The descriptive headings used in this Employment Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Employment Agreement.

          (f) All notices or other communications which are required or permitted pursuant to this Employment Agreement shall be in writing and sufficient if delivered personally or by facsimile (with a confirmation copy sent by mail) or sent by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Company:

                  Cone Mills Corporation
                  804 Green Valley Road
                  Suite 300
                  Greensboro, North Carolina 27408
                  Facsimile: (336) 379-6972
                  Attention: General Counsel

                  with a copy to:

                  Schell Bray Aycock Abel & Livingston P.L.L.C.
                  1500 Renaissance Plaza
                  P.O. Box 21847 Greensboro, North Carolina 27420 Facsimile:
                  (336) 370-8830 Attention: Doris R. Bray, Esq.

                  If to the Executive:

                  Terry L. Weatherford
                  804 Green Valley Road
                  Suite 300
                  Greensboro, North Carolina  27408


Any party may by written notice change the address to which notices to such party are to be delivered or mailed.

          (g) Any waiver of any term or condition, or any amendment or supplementation, of this Employment Agreement shall be effective only if in writing and signed by the parties hereto and, in the case of any waiver by the Company and any amendment or supplementation consented to by the Company, if approved by the Board.

          (h) The performance by the Executive of his duties under this Employment Agreement is the personal obligation of the Executive and may not be delegated by the Executive; provided, however, that the Executive may delegate duties and responsibilities to other employees or agents of the Company or its subsidiaries incident to normal and customary management practices.

                  IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Employment Agreement as of the date first written above.


                             CONE MILLS CORPORATION


                             By: /s/John L. Bakane
                                 John L. Bakane
                                 Chairman, President and CEO



                                  Terry L. Weatherford
                                  Executive